Exhibit 99-4

CHASSIS CRITICAL TO EASING SHIPPING WOES CAUSED BY WORK STOPPAGE AT WEST COAST PORTS

Princeton, NJ, October 4, 2002 — Interpool, Inc. (NYSE:IPX) chairman and chief executive officer Martin Tuchman said that the company’s chassis business has been experiencing an upswing in utilization because of the labor issues plaguing west coast ports.

“Chassis will be a big part of the solution,” says Tuchman. “Shippers hurt by the delays will need to move goods in containers directly to their destinations by truck.” He said that shippers have been ordering chassis from Interpool in anticipation of an end to the work stoppage and the need to find solutions to their immediate requirements to move goods from the ports to their destinations. “Unfortunately, while rail shipment is cost efficient, it is not fast enough to relieve manufacturers whose operations are at, or near, a standstill.”

Tuchman added that the just-in-time delivery systems which were integral to manufacturing efficiencies and cost savings are disproportionately sensitive to disturbances in the distribution system. “Manufacturers rely upon absolute predictability in their deliveries which the transportation infrastructure has been able to deliver. But now there is little in the form of warehoused inventory to provide a cushion against a critical break in the supply chain.”

As a result, Tuchman said he believes that shippers will require several months to straighten out the kink in their supply chain caused by the work stoppage on the west coast. “As a metric, we estimate that three months of recovery are required for every week the ports are closed. Accordingly, we anticipate heightened demand for chassis to continue until past the end of the year.”

ABOUT INTERPOOL, INC.

Interpool, originally founded in 1968, is one of the world’s leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis in the world and a world-leading lessor of cargo containers used in international trade. Interpool operates from over 90 locations throughout the world.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

For Interpool Inc.
Contact:

Mitchell Gordon
Executive Vice President & Chief Financial Officer
(212) 916-3284
mgordon@interpool.com

Kathy Keyser
Gregory FCA Communications
Investor Relations
(800) 499-4734
kathy@gregoryfca.com

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